Exhibit 99.2

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EDITED TRANSCRIPT

XNCR - Q2 2015 Xencor Inc Earnings Call

EVENT DATE/TIME: AUGUST 04, 2015 / 08:00PM GMT

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CORPORATE PARTICIPANTS

Hannah Deresiewicz Xencor - Stern Investor Relations

Bassil Dahiyat Xencor - President and Chief Executive Officer

John Kuch Xencor - Vice President of Finance

CONFERENCE CALL PARTICIPANTS

Christopher Marai Oppenheimer - Analyst

Michael Schmidt Leerink Partners - Analyst

Arlinda Lee MLV & Company - Analyst

PRESENTATION

Operator

Good afternoon. Welcome to the Xencor second quarter 2015 conference call.

(Operator Instructions)

Please be advised this call is being recorded at the Company’s request.

At this time, I would like to turn the call over to Hannah Deresiewicz of Stern Investor Relations. Please proceed.

Hannah Deresiewicz — Xencor - Stern Investor Relations

Thank you, operator. Good afternoon. This is Hannah Deresiewicz with Stern Investor Relations.

Welcome to Xencor’s second quarter 2015 financial results conference call. This afternoon we issued a press release which outlines the topics that we plan to discuss today. The release is available at www.xencor.com.

Today on our call, Bassil Dahiyat, Ph.D. President and Chief Executive Officer will discuss the Company’s business and clinical highlights from the last quarter. John Kuch, Vice President of Finance, will review the financial results. Then we will open up the call for your questions.

Before we begin, I would like to remind you that during the course of this conference call Xencor management may make forward-looking statements, including statements regarding the Company’s research and development, including clinical trial plans for XmAb 5871, XmAb 7195 and its bispecific products candidates XmAb 14045 and XmAb 13676, future financial and operating results, future market conditions, the plans and objectives of management for future operations and the Company’s future product offerings.

These forward-looking statements are not historical facts, but rather are based on Xencor’s current expectations and beliefs and are based on information currently available to us.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, including but not limited to, those factors contained in the Risk Factors sections of its most recently filed quarterly report on Form 10-Q.

With that let me pass the call over to Bassil.

Bassil Dahiyat — Xencor - President and Chief Executive Officer

Thanks Hannah and good afternoon everyone. In late June we hosted an R&D Day in New York, where we presented an in depth overview of our XmAb5871 and 7915 clinical programs as well as the growing Bispecific Oncology Pipeline at Vancouver. This expanding pipeline is growing out of the breadth of immune biology that our XmAb antibody engineering platform addresses and in addition we’ve added to our management team in order to exploit this growing pipeline and our balance sheet as well.

I’ll start this quarter’s update with XmAb5871, our first-in-class monoclonal antibody that targets CD19 with its variable domain and uses are proprietary XmAb immune inhibitory Fc domain to target FcyRIIb, a receptor that inhibits B-cell function.

Now, at EULAR 2015 Annual Meeting this June in Rome, we reported complete data results from a Phase 1b/2a clinical trial for XmAb5871 in patients with rheumatoid arthritis. XmAb5871 was generally well tolerated and showed trends in improvement in RA disease activity by multiple disease activity measures and across multiple dose groups.

This data was the first demonstration of our FcyRIIb targeting to treat an autoimmune disease and it supports substantial over this non-depleting and highly important way of inhibiting B-cells in autoimmune disease. But we do find a preliminary data we presented and are promising, as we previously we decided to refocus on autoimmune disease and others in RA, in particular diseases that are lined better with our strategy developed therapies for high end met needs.

As we discussed at the R&D Day, we’re planning to start an open-label, single arm, multiple dose pilot Phase II study in the rare autoimmune disorder IgG4-Related Disease. A small evolving disease indication with no currently approved therapies. Dr. Johnston of Massachusetts General Hospital filed an up to date review of IgG4-RD at the R&D Day with the following key points. IgG4-RD is an emerging fibro-inflammatory autoimmune disorder that affects approximately 10,000 or 20,000 in the US.

Critical steroids of the current [indiscernible], now it appears that IgG4 plasmablast and plasmasites play an important role in the disease process, so that B-cell inhibition has significant potential as a treatment modality. Now, our planned trials designed to assess control of disease activity with every other week intravenous administration will enroll approximately 15 subjects for up to 24 weeks. The primary end point will be treatment effect on the IgG4-RD Responder Index, a quantitative metric to access disease activity and response to therapy.

Next, I’m going to cover XmAb7195 which is our antibody that targets IgE with its variable domain and uses identical XmAb immune inhibitor Fc domain as 5871, resulting in three distinct mechanisms of action for reducing IgE levels. We believe 7195 had the potential to provide a first in class mechanism to reducing IgE, but as a potential to provide - rather to address the full spectrum of severe asthmatics, including the hardest-to-treat population with very high IgE levels.

Now, at the R&D Day in June we had two significant updates for 7195. First, we commenced enrollment of an expansion of the Phase 1a trial of 7195, in which multiple cohorts of healthy volunteers will receive two doses of 7195. These doses consist of a small priming dose of 7195 [indiscernible] followed by an ascending dose of 7195 after one week.

This new part of the trial will allow us to examine IgE reduction in the safety of 7195 after a second infusion. Now, a complete Phase Ia study results are expected in the first half of 2016. Also a Phase 1 trial with a subcutaneous formulation of 7195 is planned for 2016.

Next, I’d like to discuss on our growing XmAb Bispecific Oncology Pipeline. Now, our bispecific programs use novel XmAb FC domain to service scaffolds for antibodies with two different antigen and bonding demands creating as the bispecific suggests a mouth for the combined two target simultaneously. By using the plug and play FC domain as the basis for our bispecific structure, we developed the flexible process, let’s just create candidates by combining any two binding domains while potentially maintaining full linked antibody properties such as favorable and have half-life and simple manufacturing.

And we’ve selected two tumor targeting antibodies to advance in clinical testing in 2016. The first is XmAb14045, which targets CD3 on T-cells to direct cytotoxic activity agent, the other targeted antigen CD123 cells. Now, 14045 has shown very effective impound depletion of target cells in primate studies, while from well tolerated single IV doses. We believe these results suggest that our XmAb Bispicifics have the potential for simple IV administration and sustained activity, features that have long been a goal of bispecific technologies. We expect to start clinical trials for 14045 in the first half of 2016.

And as we announced for the first time in June, XmAb13676 will be our second XmAb Bispecific into the clinic that targets CD20 on malignant B-cells and CD3 on T-cells. We expect to start the clinical trials for 13676 in 2016.

Finally, I’d like to describe the growing team here at Xencor. Our goal is really to build a team that can support our growing development pipeline and increase our capacity and speed in antibodies enrollment. In May, we announced the appointment of Mark Lotz as VP of regulatory affairs and Wayne Saville as VP of clinical oncology. Previously, Mark served as a regulatory and quality consultant and as a representative to regulatory agencies during the career spending more than 35 years of biotech and pharma. Wayne joined us most recently from Tocagen, where he was VP of clinical development oncology and he has more than 25 years of clinical affairs and medical research experience and oncology clinical experience.

Finally, in July Yujiro Hata joined our board of directors. Yujiro has more than 20 years of industry experience and is currently COO at immunooncology company FLX Bio where he oversees all business operations, M&A and licensing.

With that I’ll turn the call over to John Kush to review our financials.

John Kuch — Xencor - Vice President of Finance

Thank you, Bassil. In this afternoons press release we reported cash equivalence and marketable securities totaling $159.2 million as of June 30, 2015 compared to $54.7 million as of December 31, 2014. The increase reflects a net proceed of $115 million received from the completion of Xencor’s follow-on offering in the first quarter of 2015.

Revenues for the second quarter of 2015 were $1.0 million, compared to $0.8 million for the same period of 2014. Revenues for the six months ended June 30, 2015 were $2.5 million, compared to $3.0 million for the same period in 2014. Revenues in the three and six month period ended June 30, 2015 were earned primarily from the Company’s Novo Nordisk and Alexion collaborations, compared to revenue earned for the same periods in 2014, which was primarily earned from Xencor’s Amgen collaboration that was terminated in the fourth quarter of 2014.

Research and development expenditures for the second quarter of 2015 were $7.5 million, compared to $4.3 million for the same period in 2014. Total R&D expenses for the six month period ended June 30, 2015 were $12.7 million compared to $8.5 million for the same period in 2014. The increased R&D spending for the three and six months ended June 30, 2015 is primarily due to increased spending on the company’s bispecific technology and development candidates, including its initial bispecific oncology clinical candidates, XmAb14045 and XmAb13676.

General and administrative expenses in the second quarter of 2015 were $2.5 million, compared to $1.6 million for the same period in 2014. Total G&A expenses for the first six months ended June 30, 2015 were $5.3 million compared to $3.3 million the same period of 2014. Increased spending in the G&A area reflects increased staffing in Xencor’s legal and accounting departments and additional spending in professional fees.

Non-cash, share-based compensation expense for the first six months of 2015 was $2.3 million, compared to $640,000 in the first six months of 2014.

Net loss for the second quarter of 2015 was $8.9 million or $0.22 on a fully diluted per share basis, compared to a net loss of $5.0 million, or $0.16 on a fully diluted per share basis, for the same period in 2014. For the six months ended June 30, 2015, the net loss was $15.3 million or $0.41 on a fully diluted per share basis, compared to a net loss of $8.8 million or $0.28 on a fully diluted per share basis, for the same period in 2014. The increased loss for the three and six months ended June 30, 2015 is due to increased spending in both the R&D and G&A areas and an increase in stock based compensation charges.

The weighted average shares outstanding used to compute earnings per share was 40,389,648 for the quarter ended June 30, 2015, compared to the 31,372,618 for the period ended June 30, 2014.

Based on current operating plans we expect to have sufficient cash to fund research and development programs and operations through 2019.

With that we would now like to open up the call for your questions. Operator?

Operator

[Operator Instructions] Our first question comes from Christopher Marai with Oppenheimer. Your line is open.

Christopher Marai — Oppenheimer - Analyst

Hi, good afternoon. Thanks for taking the question and congratulations on all the progress in the quarter. I was curious, maybe you can help us understand further how you might look at - you think some of your bispecific technologies, the target check inhibitors and if you have any plans currently or if you’re working on any projects to do so. And then finally I suppose with your CD20 bispecific, have you had any - so CD20xCD3 bispecific, have you had any partnership interest. Thanks.

Bassil Dahiyat — Xencor - President and Chief Executive Officer

Sure, so, on the first point about asking potential use of our bispecific technology protectable inhibitors. We certainly have a number of active programs in research phase right now and as we talked about in our R&D Day in June, we think that the future targeting T-cells generally to modulate domain activity for cancer is going to be about understanding how can you hit the right sets of targets and I think that’s the plural targets on T-cells to get them to do what you want them to do. I can’t say that - we think the thesis we had of having a modular very rapid to prototype tool kit based on our FC technology to build bispecific and other multispecific molecules to rapidly check what kinds of combinations might work at the [indiscernible] testing I think has given us a very strong start to building, we think are going to be next generation combination check inhibitors in a single molecule, single bispecific construct. As we advance on some of these programs as we hope to advance as we say some of these programs to formal development, that’s when we’ll announce status and present preliminary results. I think we’re making great progress, it’s complicated area biology of course and I think our tool as positioned us well for what’s going to be a I think a multiyear effort because there’s a lot of different checkpoint targets and a lot of different ways you can attack them.

Now, on your second point for CD20xCD3 bispecific, we don’t really comment on partnering discussions that are ongoing because in my career I’ve seen deals don’t get done until they’re done. We don’t have explicitly set in our plan partnering for any of our lead programs, however we do think that the CD20xCD3 program is well positioned for a good fit in product portfolios and really the biggest class in Heme Malignancies and B-cell Malignancies, we think that as bispecifics and CD3 T-cell reacting [ph] bispecifics start to emerge more in B-cell Malignancies beyond just the lead of Amgen [indiscernible] mAb, they’ll start to get using more and more lines of therapy and we want to be well positioned for that and to play a role and eventually a partner might make sense.

Christopher Marai — Oppenheimer - Analyst

Okay. No, that’s understandable. And then just lastly, some of your bispecific platform is quite modular, how do we look at sort of future INDs coming from this platform? Or how do we think about a platform productivity and then finally with respect to extra cash needs and sort of guidance I guess into 2019 now, does that incorporate your future potential INDs from the bispecific part of your business. Thanks.

Bassil Dahiyat — Xencor - President and Chief Executive Officer

Thank you, Chris. Yes, it does. As we’ve I think stated in prior discussions publically. We plan to have the two INDs or clinical trial structure I should say in 2016 and those are now the two programs we’ve talked about, the 14045 for AML and the CD20 for B-cell Malignancies. We have built into the plan and built into our cash guidance. Our additional INDs, multiple INDs in 2017 and those are going to be for our bispecific oncology programs where we simply just haven’t publicly stated which programs we anticipate being the ones we start.

Christopher Marai — Oppenheimer - Analyst

Great, thank you.

Bassil Dahiyat — Xencor - President and Chief Executive Officer

Thank you.

Operator

Thank you. Our next question comes from Michael Schmidt with Leerink. Your line is open.

Michael Schmidt — Leerink Partners - Analyst

Hi, good afternoon. Thanks for taking my questions. I may have missed it on the call, but - so where are you with the Phase 1 part 2 for 7195 the high IgE baseline individuals and when what might we expect to see any data from that portion?

Bassil Dahiyat — Xencor - President and Chief Executive Officer

Yeah, so we have completed enrollment in that phase and then of course commenced enrollment in the third phase which is a two - the two dose study mentioned earlier. The data for all of those, both of those phases for that is sort of in one combined trial are going to be released in the first half of 2016.

Michael Schmidt — Leerink Partners - Analyst

Got it, okay. Thanks. And then I guess on the bispecifics, specifically on 13676, I guess can you talk about differentiation from targeting CD20 versus CD19, there are several CD19 targeting bispecifics out there and both targets are expressed from B-cells. I guess are there any point of differentiation or how do you see 13676 stand out there? Thanks, so much.

Bassil Dahiyat  — Xencor - President and Chief Executive Officer

Sure. So regarding the difference between the CD19 and CD20 targets or as B-cell Malignancy targets, it’s hard to really tease out the difference from existing clinical data. Certainly there have been multiple published from people on CD20 therapy growing resistant to CD20 therapy and they’re responding to the CD19 therapy. For example, our XmAb5574 program, now called MOR208 has demonstrated that. I think there’s also been reports of CD19 therapies, I’m thinking of cytotoxic therapies where people have either lost antigen and are going resistant to the therapy. I think that we don’t know enough to say whether one is better than the other. It might not be the case that one is better than the other, it’s not purely target basis, but I think there’s room for both because tumors are very clever to escaping therapies we present them with. Going to what makes 13676, I think a very exciting candidate, it really comes back now to the technology platform and how we built the molecule.

It’s built on this modular base where our FC demand really has simplified production, it’s created very stable molecules and they seem to have excellent half-life in our [indiscernible] studies as we would hope from our design. They’re designed on a strong firm basis with our XmAb FC technology and we were able to tune its potency by examining both the CD3 and the CD20 binding side to find a place where we thought we had the best fit for both the cytotoxic function of killing the target cells. But then controlling or limiting to the extent we could while we’re killing those target cells, the release of cytokines which is IL-6, which are known to drive much of the toxicities of the T-cell redirecting therapies, the cytokine release syndrome being a big problem for both CAR Ts for bispecific [indiscernible] and how you manage that is an important part of the clinical course. So we try to build the molecule to using our ability to tune the molecular engineering side of it to try to - and we presented this at the R&D Day, try to sort of handle the cytokine release to the extent we could while still getting potent cytotoxicity, so that’s where we think we’re really going to be able to stand out.

Michael Schmidt  — Leerink Partners - Analyst

Great, thanks so much Bassil. Congrats on the quarter.

Bassil Dahiyat  — Xencor - President and Chief Executive Officer

Thank you.

Operator

[Operator Instructions] And our next question comes from Arlinda Lee with MLV. Your line is open.

Arlinda Lee  — MLV & Company - Analyst

Hi, guys. Thanks for taking my questions. I guess back to the guidance for cash until 2019, I’m curious choosing on the financial. One, does that incorporate any deals for licensing new deals or is it one that you already signed or is that only from cash on hand. And kind of related to that, the R&D went up substantially versus the prior quarter, is that kind of what we should be expecting going forward? Thanks.

Bassil Dahiyat  — Xencor - President and Chief Executive Officer

So I’ll answer the first half of that and I’ll let John take the second piece on quarterly stand. So no, it doesn’t - our cash guidance doesn’t include any new licensing or partnering deals in it. It includes really quite modes numbers of milestones from existing deals that we feel are relatively near-term and low risk and we felt that it made sense of putting the guidance, but it doesn’t include any significant amount of milestones from existing deals either.

Now, on the cash burn, it did go up because we’re doing more and John can give you some guidance on that.

John Kuch  — Xencor - Vice President of Finance

Yes, the spending did go up and this is all within the operating plan, the expectations and again as we discuss, it’s primarily driven by the development activities for the bispecific. We’ve got a couple in development now, which is really in the manufacturing, which scales up phase, which is pretty expensive as well as continue development for the 5871 and 7195 programs to keep advancing those in the clinics. So this ramp up was planned, it’s going to continue for a little bit over the next year till we probably hit some kind of steady state, but that’s probably not going to be until the end of ’16 I think, when we have multiple programs in the clinic and different stage. So the increases was planned and it will continue to increase for the second half of the year.

Arlinda Lee  — MLV & Company - Analyst

Okay, great and then - and then maybe speaking a little bit more qualification on one of the prior questions with respect to how we’re able to fine tune the modular set up that you have. In particular I’m kind of curious, I think you mentioned at the R&D Day that the CD20 affinity was higher for the one that you did not collect and then maybe refresh my memory why it showed excellent fit instead. Thanks.

Bassil Dahiyat  — Xencor - President and Chief Executive Officer

Sure. Yes, so we look at three to four parameters primarily for how to tune the potency of these bispecifics and again manage the tradeoffs between killing the target cell and causing too much cytokine and then consequently get dumped and cause toxicities. Those two features don’t seem to track perfectly linearly, but it’s an empirical exercise figuring it out. Fortunately we have, what we think as a fairly good for this preclinically that’s non-human primate model where both sides of the molecule, we always designed our candidates to cross react with the - within a cat or within a cynomolgus monkey on target. So what we did was, we looked at of course the format, which shows - we call our bottle opener format, it’s a modular SCFC binding the CD3 and then a plug and play variable domain - sorry, a FAB domain for the tumor targeting demand and that seem to give us a good balance of affinity. And then to tune it further we looked at affinities on both the CD3 side and the target binding side. For the CD20 program the balance between - and the quality about this is [ph], but the balance between killing the target cell, in this case CD20 positive cell in the primate versus causing cytokines that started to get us into the danger zone for profound toxicities. That balance we’ve seen [ph] is best met by the slightly lower affinity CD20 binding domain rather than the higher affinity. So that was imperatively determined. We didn’t have any theoretical basis for that, you just - you try it and you see and the central assumption there is that the non-human primate will be a reasonable model for those phenomena.

Arlinda Lee  — MLV & Company - Analyst

Okay, great. Thanks.

Operator

Thank you. I’m showing no further questions at this time. I would like to turn the call back to Bassil for any closing remarks.

Bassil Dahiyat  — Xencor - President and Chief Executive Officer

Thank you, very much.

I’d like to close by saying that the team at Xencor here is really very proud about the XmAb platform has matured and created this deep and advancing pipeline which is eight antibody candidates in the clinic, two of which we’re developing internally. And by next year we plan to have four internally developed candidates in clinical testing, 7195 and 5871 as we talked about earlier, but also the XmAb 14045 and 13676 molecules from a bright specific portfolio. Last I would like to say, we look forward to updating on our further progress as the year goes on and thank you very much for your time.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program. You may all disconnect.

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